PRESS RELEASE

JUNIATA VALLEY FINANCIAL CORP.
ANNOUNCES 2-FOR-1 STOCK SPLIT

Mifflintown, PA – On September 20, 2005, the Board of Directors of the Juniata Valley Financial Corp. (OTC-BB: JUVF), declared a 2-for-1 stock split to shareholders of record October 17, 2005, to be distributed on October 31, 2005.

Francis J. Evanitsky, President and CEO of The Juniata Valley Bank, stated, “We are pleased to be in a position to offer the 2-for-1 stock split to our loyal shareholders.”

The Juniata Valley Bank, principal subsidiary of Juniata Valley Financial Corp. is a $406 million bank, headquartered in Mifflintown, Pennsylvania, with 11 community offices located in Juniata, Mifflin, Perry and Huntingdon counties. Since 1867, the Bank has served Central Pennsylvania and beyond with a commitment to customer service and customer satisfaction. The Bank offers a broad variety of retail and commercial banking services, including online banking, trust services and the opportunity to obtain alternative investment products and services through Financial Network Investment Corporation. More information regarding The Juniata Valley Bank can be found online at www.jvbonline.com.

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995, which is based on Juniata Valley’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties and, accordingly, actual performance results may differ materially. Juniata Valley undertakes no obligation to publicly update or revise forward looking information, whether as a result of new, updated information, future events, or otherwise.